AMENDED SCHEDULE A

dated June 1, 2022, to the

SUB-ADVISORY AGREEMENT

dated November 17, 2021, between

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

and

Wellington Management Company LLP

1. The Adviser shall pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Funds as may be allocated by the Adviser to the Sub-Adviser from time to time in accordance with the following fee schedule:

Fund
CATHOLIC RESPONSIBLE INVESTMENTS MULTI-STYLE US EQUITY FUND	[REDACTED]
CATHOLIC RESPONSIBLE INVESTMENTS ULTRA SHORT BOND FUND	[REDACTED]
CATHOLIC RESPONSIBLE INVESTMENTS SHORT DURATION BOND FUND	[REDACTED]

 B-1

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

By:	/s/ Jeffrey A. McCroy
Name:	Jeffrey A. McCoy
Title:	President and Chief Executive Officer

Wellington Management Company LLP

By:	/s/ Charles Mulhern
Name:	Charles Mulhern
Title	Senior Managing Director

ACKNOWLEDGED & ACCEPTED BY:

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

By:	/s/ Michael G. Beattie
Name:	Michael G. Beattie
Title:	President

 B-2